Exhibit 21.1

CLAIRE’S STORES, INC.

SUBSIDIARIES

AS OF JANUARY 28, 2017

Name	Jurisdiction
BMS Distributing Corp.	Delaware
CBI Distributing Corp.	Delaware
CLSIP LLC	Delaware
CLSIP Holdings LLC	Delaware
Claire’s Accessories Spain, S.L.	Spain
Claire’s Austria GmbH	Austria
Claire’s Belgium B.V.B.A.	Belgium
Claire’s Boutiques, Inc.	Colorado
Claire’s Canada Corp.	Delaware
Claire’s Czech Republic s.r.o.	Czech Republic
Claire’s European Distribution Limited	United Kingdom
Claire’s European Services Limited	United Kingdom
Claire’s Fashion Property Corp.	Cayman Islands
Claire’s France S.A.S.	France
Claire’s Germany GmbH	Germany
Claire’s Holding GmbH	Switzerland
Claire’s Hungary Kft.	Hungary
Claire’s International Europe GmbH	Switzerland
Claire’s Netherlands B.V.	Netherlands
Claire’s Poland Sp. z o.o.	Poland
Claire’s Puerto Rico Corp.	Delaware
Claire’s Stores Canada Corp.	Canada
Claire’s Switzerland GmbH	Switzerland
Claire’s Accessories UK Ltd	United Kingdom
CSI Luxembourg S.a.r.l.	Luxembourg
RSI International Limited	Hong Kong
WhiteClaire’s Acessorios Portugal, Unipessoal LDA	Portugal
BMS Fashion Corp.	Cayman Islands
CSI Canada LLC	Canada
Claire’s China Services	China
Claire’s Swiss Holdings LLC	Delaware
Claire’s (Gibraltar) Holdings Limited	Gibraltar
Claire’s (Gibraltar) Intermediate Holdings Limited	Gibraltar
Claire’s Holdings S.a.r.l.	Luxembourg
Claire’s Stores Hong Kong Limited	Hong Kong
Claire’s Stores (Shanghai) Limited	China
Claire’s Italy S.R.L	Italy
Claire’s Luxembourg S.a.r.l.	Luxembourg